Exhibit 99.1

Nutrition 21 Announces Financial Results for Q3 Fiscal 2009

Fourth Consecutive Positive EBITDA Quarter in Q3 2009

PURCHASE, N.Y. - May 12, 2009 - Nutrition 21, Inc. (Nasdaq: NXXI - News), the developer and marketer of nutritional supplements under the Iceland Health®, Chromax® and Diabetes Essentials® brands that help consumers manage blood sugar levels, improve cardiovascular health, enhance memory and reduce chronic joint pain, today announced financial results for the third quarter and the first nine months of fiscal year 2009.

For the quarter the Company reported total revenues of $8.6 million compared to $10.8 million in the comparable quarter last year. Net loss for the quarter was $0.4 million, or $(0.01) per fully diluted share, compared to a net loss in the comparable quarter last year of $8.2 million, or $(0.13) per fully diluted share. The reduction in net loss is largely due to a decrease in operating expenses as the Company continues to calibrate its spending to achieve the most effective mix of marketing spend and economic efficiencies.

For the nine-month period total revenues were $34.2 million compared to $36.0 million in the comparable nine-month period of fiscal year 2008. Net loss for the nine-month period ended March 31, 2009 was $88,000, or $0.00 per fully diluted share, compared to a net loss in the comparable period last year of $16.0 million, or $(0.26) per fully diluted share. The reduction in the net loss was a direct result of lower operating expenses.

Michael A. Zeher, president and chief executive officer of Nutrition 21, commented, "While revenues were lower than the comparable quarter last year, primarily due to the turbulent economic conditions,  our bottom-line results continue to show dramatic improvement. General and administrative expenses were reduced by more than 50 percent; advertising and promotion expenses were 42 percent of revenues compared to 79 percent of revenues in last year’s third quarter - this resulted in our fourth consecutive quarter of positive EBITDA and our third consecutive quarter of EBITDA in excess of $1.0 million. We believe that we are building considerable leverage and sustainability into our operating model and expect revenues to increase in the future.

“We are very pleased with the levels of distribution and off-the-shelf sales that our Iceland Health branded products continue to achieve. For the 12-week period that correlates to the March fiscal quarter, consumer purchases of Iceland Health products at retail increased 29 percent over the same period last year. This is more than triple the growth of the overall vitamin-mineral-supplement category.  Despite significant economic headwinds, we are demonstrating that our combination of strong branding, safe and efficacious products, and effective marketing support are driving strong results.

Mr. Zeher concluded, “Also during the quarter we redeemed 100 percent of the outstanding Series I preferred stock. This obligation was met on a timely basis due to operating on a more cost-efficient basis and our improved cash flow. Looking forward into the coming quarters, there are a number of potential revenue-building activities which we believe will have a positive impact for many years to come. We look forward to these opportunities with confident anticipation.”

Conference Call

The Company has scheduled a conference call to review the results on Tuesday, May 12, 2009 at 10:00 AM ET.

Participants can dial (866) 562-9910 or (706) 679-5064 to access the conference call, or can listen via a live Internet web cast, which can be found at http://www.nutrition21.com. A replay of the call will be available by visiting http://www.nutrition21.com for 30 days or by calling (800) 642-1687 or (706) 645-9291, access code 94814802, through May 15, 2009.

Contacts:

Nutrition 21, Inc.	Lytham Partners, LLC
Alan Kirschbaum	Joe Diaz, Robert Blum, Joe Dorame
(914) 701-4500	(602) 889-9700

About Nutrition 21

Nutrition 21, Inc. (NASDAQ: NXXI - News), headquartered in Purchase, NY, is a nutritional bioscience company and the maker of chromium picolinate-based and omega-3 fish oil-based supplements with health benefits substantiated by clinical research. Nutrition 21 holds more than 30 patents for nutrition products and uses. Nutrition 21's portfolio of health and wellness products include: Iceland Health Chromax, Iceland Health Advanced Memory Formula(TM), Iceland Health Omega-3 Fish Oil, Iceland Health Joint Relief, and Diabetes Essentials® The company also manufactures private label supplements and ingredients for third parties. Nutrition 21 distributes its products nationally through more than 30,000 major food, drug and super center stores throughout the United States and internationally. For more information please visit http://www.nutrition21.com.

Safe Harbor Provision

This press release may contain certain forward-looking statements. The words "believe," "expect," "anticipate" and other similar expressions generally identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based largely on the Company's current expectations and are subject to a number of risks and uncertainties, including without limitation: the effect of the expiration of patents; regulatory issues; uncertainty in the outcomes of clinical trials; changes in external market factors; changes in the Company's business or growth strategy or an inability to execute its strategy due to changes in its industry or the economy generally; the emergence of new or growing competitors; various other competitive factors; and other risks and uncertainties indicated from time to time in the Company's filings with the Securities and Exchange Commission, including its Form 10-K/A for the year ended June 30, 2008. Actual results could differ materially from the results referred to in the forward-looking statements. In light of these risks and uncertainties, there can be no assurance that the results referred to in the forward-looking statements contained in this press release will in fact occur. Additionally, the Company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that may bear upon forward-looking statements.

Financial Tables on Following Pages

NUTRITION 21, INC.
Consolidated Balance Sheets
(in thousands)
(unaudited)

	March 31, 2009	June 30, 2008
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$2,694	$4,817
Accounts receivable, net	3,763	2,922
Other receivables	576	286
Inventories, net	3,097	1,014
Prepaid expenses and other current assets	772	1,483
Total current assets	10,902	10,522

Property and equipment, net	53	69
Patents, trademarks and other intangibles, net	850	1,540
Goodwill	15,607	15,395
Other intangibles with indefinite lives	5,379	5,379
Other assets	1,711	2,981
Investments in auction rate securities	--	3,740
TOTAL ASSETS	$34,502	$39,626

LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term borrowings	$--	$3,000
Current portion of long-term debt	2,470	--
Accounts payable	3,507	4,221
Accrued expenses	2,138	2,575
Deferred income	578	1,228
6% Series I convertible preferred stock subject to mandatory redemption	--	3,270

Total current liabilities	8,693	14,294

Long-term debt	1,735	4,185
Deferred income taxes	2,152	2,152
8% Series J convertible preferred stock subject to mandatory redemption	12,792	11,594

Total liabilities	25,372	32,225

Stockholders’ Equity	9,130	7,401
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$34,502	$39,626

NUTRITION 21, INC.
Consolidated Statements of Operations
(In thousands, except share and per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2009	2008	2009	2008

Net sales	$8,509	$10,891	$33,915	$35,457
Other revenues	114	(71)	242	569

TOTAL REVENUES	8,623	10,820	34,157	36,026

COSTS AND EXPENSES

Cost of revenues	2,891	6,064	13,164	14,194
Advertising and promotion expenses	3,643	8,568	13,811	28,139
General and administrative expenses	982	2,358	2,742	4,767
Research and development expenses	93	330	266	844
Depreciation and amortization	264	604	910	1,708
TOTAL COSTS AND EXPENSES	7,874	17,924	30,893	49,652

OPERATING PROFIT (LOSS)	749	(7,104)	3,264	(13,626)

Interest income	8	95	86	241
Interest expense	(1,161)	(1,159)	(3,438)	(2,649)

LOSS BEFORE INCOME TAXES	(404)	(8,168)	(88)	(16,034)

Income taxes	--	7	--	11

NET LOSS	$(404)	$(8,175)	$(88)	$(16,045)

Basic and diluted loss per common share	$(0.01)	$(0.13)	$(0.00)	$(0.26)

Weighted average number of common shares – basic and diluted	67,746,755	62,176,195	65,738,852	61,796,508